Exhibit 99.1
News Release

Contact:	H. Andrew Cantor 800-982-9293 · 303-708-5959
Archstone-Smith Completes $1.1 Billion Acquisition of 25
Communities from Oakwood Worldwide
Strategic Transaction Significantly Strengthens Company’s Presence in
Highly Desirable Neighborhoods in its Core Markets
DENVER — August 1, 2005 — Archstone-Smith (NYSE:ASN) announced that it has closed the first round of apartment community acquisitions from Oakwood Worldwide, the leading global provider of corporate housing, comprising 25 communities, 8,228 units, and a total expected investment of $1.1 billion. In total, Archstone-Smith expects to acquire 36 communities from Oakwood; with the remaining communities, representing 4,548 units and a total expected investment of $412.0 million, anticipated to close later this year or during 2006.
“This exceptionally well located portfolio – which enhances our presence in many of our best-performing markets – epitomizes our commitment to improve our portfolio with every investment we make,” said R. Scot Sellers, chairman and chief executive officer. “Ownership of high-quality assets in superior locations, combined with an outstanding operating platform is the cornerstone of our strategy. We are confident this transaction will create tremendous value for our shareholders, our associates and the residents we serve.”
Over 81% of the acquired communities are concentrated in Archstone-Smith’s core markets, including 48% in Southern California and 15% in the San Francisco Bay area. The closing of the portfolio increases Archstone-Smith’s presence in Southern California from 21% to approximately 26% of its national portfolio, giving the company a dominant presence in key submarkets including Marina del Rey, Universal/Studio City, Warner Center, Pasadena and La Jolla – all locations characterized with very expensive home prices and little available land upon which to build additional housing.
The attached portfolio summary provides an overview of Oakwood communities Archstone-Smith closed. Under the terms of the agreement, Archstone-Smith will directly manage 13 of the 25 communities under the Archstone brand name. The remaining communities are subject to a master lease agreement through which Oakwood will lease back and manage for a period of no more than seven years. Archstone-Smith will receive a specified contractual base rent payment from Oakwood, which will then be adjusted annually by the percentage change in the average same-store net operating income growth rate for comparable assets owned by Archstone-Smith in the same submarket.
Archstone-Smith funded this tranche of the acquisition with a combination of operating partnership units, assumed mortgage debt and cash. Operating partnership units represented $319 million, or 8.9 million units, of the total. In addition, Archstone-Smith assumed $372 million of mortgage debt, which has an all-in rate of approximately 5.1%. The cash component of the transaction was $438 million, with $195 million used to pay off of existing Oakwood mortgage debt.
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Archstone-Smith Completes $1.1 Billion Acquisition of 25 Communities from Oakwood Worldwide

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $15.0 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, the New York City metropolitan area, Boston, Southeast Florida, Chicago and Seattle. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers – backed by unconditional service guarantees. As of July 28, 2005, Archstone-Smith owned or had an ownership position in 252 communities, representing 86,489 units, including units under construction.
Archstone-Smith, an S&P 500 company, was recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 991 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2005. In addition, the company was recognized as Company of the Year by Colorado Biz Magazine. To find out more, visit ArchstoneSmith.com.
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Archstone-Smith’s archived press releases are available on its web site at www.ArchstoneSmith.com or may be obtained by calling (800) 982-9293.
In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2004 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.

Archstone-Smith Oakwood Portfolio Acquisition
Community Closings on July 29, 2005
CORE MARKETS

		High-rise/	Number of
Community name	Location/Market	Garden	Units
SOUTHERN CALIFORNIA
Archstone La Jolla Colony	La Jolla, Calif.	Garden	180
Archstone Old Town Pasadena	Pasadena, Calif.	Garden	96
Archstone Thousand Oaks	Thousand Oaks, Calif.	Garden	154
Oakwood Long Beach Marina*	Seal Beach, Calif.	Garden	549
Oakwood Marina del Rey*	Marina del Rey, Calif.	Garden	597
Oakwood Toluca Hills*	Los Angeles	Garden	1,151
Oakwood Woodland Hills East*	Woodland Hills, Calif.	Garden	883
WASHINGTON, D.C. METROPOLITAN AREA
Oakwood Arlington*	Arlington, Va.	High-rise	184
SAN FRANCISCO BAY AREA
Oakwood San Francisco*	San Francisco	Garden	15
Oakwood San Jose South*	San Jose, Calif.	Garden	789
Oakwood Mountain View*	Mountain View, Calif.	Garden	402
Archstone Walnut Creek Ridge	Walnut Creek, Calif.	Garden	106
BOSTON, CHICAGO AND SEATTLE
Oakwood Boston*	Boston	High-rise	94
Oakwood Chicago*	Chicago	High-rise	304
Oakwood Seattle*	Seattle	High-rise	147
Archstone Lake Sammamish	Redmond, Wash.	Garden	166
Oakwood Bellevue*	Bellevue, Wash.	Garden	191
	TOTAL CORE MARKET UNITS:		6,008

NON-CORE MARKETS

		High-rise/	Number of
Community name	Location/Market	Garden	Units
Southfield Apartments	Southfield, Mich.	Garden	396
Archstone Midtown	Houston	Garden	243
Archstone Las Colinas	Irving, Texas	Garden	514
Archstone North Dallas	Dallas	Garden	228
LaSalle Apartments	Minneapolis	High-rise	121
Symphony Place	Minneapolis	High-rise	250
Regency Club	Baton Rouge, La.	Garden	312
Archstone City Heights	Portland, Ore.	High-rise	156
	TOTAL NON-CORE MARKET UNITS:		2,220

		TOTAL UNITS:	8,228

*	Represents communities subject to master lease agreements with Oakwood.